Exhibit 10.1

 Investment agreement in
Mei County Kiwi Comprehensive Deep Processing Zone

Party A: Managing Committee of Mei County National Kiwi Fruit Wholesale Trading Center (Party A has been authorized by the People’s Government of Mei County to be in charge of the construction and administration of the Mei County National Kiwi Fruit Wholesale Trading Center)   (hereinafter referred to as “Party A”)

Party B: SkyPeople Juice Group Company Limited (hereinafter referred to as “Party B”)

To respond to the call of the nation and accelerate the development of the local economy of Mei County, through multiple discussions and field studies, and based on the principles of equal consultation and mutual benefit, this agreement has been reached by both parties, with regard to the Mei County Kiwi Fruit Comprehensive Deep Processing Zone project, which shall be observed by both parties.

I.      Name of the Project

Kiwi Fruit Comprehensive Deep Processing Zone (the specific name shall be subject to approval by the local authority of the National Development and Reform Commission).

II.     Project Construction

Party B shall be responsible for investment and construction of the project. The planned amount of investment is RMB 445.6 million (approximately US$ 71.9 million), including two different functioning zones located in total planned area of 286 mu (approximately 47 acre) in size, among which:

1)
Kiwi Fruit comprehensive deep processing zone: planned amount of investment of RMB 294.3 million (approximately US$ 47.5 million) with planned area of 150 mu (approximately 24.7 acre), including establishment of:

a)	concentrated kiwi fruit puree production line(s)

b)	kiwi fruit juice beverages production line(s)

c)	specialty fruits & vegetables quick-frozen production line(s)

d)	kiwi fruit pectin production line(s) and kiwi fruit seeds oil extraction line(s), and

e)	supporting facilities, such as food safety inspection center;

2)
Kiwi fruit and fruit-related materials trading zone: planned amount of investment of RMB 151.3 million (approximately US$ 24.4 million) with planned area of 136 mu (approximately 22.4 acre), including the construction of:

a)	a trading mall with trading venue in the front and storage in the rear;

b)	fruit trading shelter; and

c)	fruit-related materials trading shelter, etc.

III.      Project Site Selection

After the field studies and site selection by Party A and Party B, both parties agree that the project shall be built on a parcel of land of approximately 286 mu in size located at Yangjia Village, Changxing Town of Mei County . (.The specific location of the Project Land shall be subject to the description set forth in the site selection approval issued by Mei County Land Bureau and the actual size of the Project Land shall be subject to the red line map issued by the Land Bureau in Mei County).

IV． Project Submission and Approval

1)
Party A shall be responsible for handling application of approval on Project environment impact assessment of Kiwi Comprehensive Deep Processing Zone on behalf of Party B.  Party A shall complete the approval documents of environment impact assessment from provincial and state environmental protection department (shall be subject to the limits of legal authorities) and Party A shall deliver the approval documents to the Party B within 60 days after this agreement has been entered into, then Party B shall commence construction of the project.

2)
Party A agrees to Party B’s establishment of a number of separate companies for administrative and operational purposes of the project based on nature and characteristics of the project. Party A shall designate relevant functioning departments of its own to facilitate Party B in registering companies, establishing project and applying approvals of fire, safety, etc. Companies established by Party B for the purpose of this project shall enjoy the same preferential policies of this agreement.

3)
Party A shall provide a list of documents and materials required for application of relevant approvals to Party B; and Party B shall provide such documents to Party A. Party A shall designate specific staff to facilitate Party B’s approvals listed above.

V．   Project Land and Related Issues

1)
Land Grant Fee, the total amount of consideration for transferring the land use right of the Project Land to Party B shall be RMB 0.3 million per mu, including all fees that are payable to all state and local government departments. Party A guarantees to deliver the Project Land, free from any issues to Party B at the price of RMB 0.3 million per mu, and also facilitate Party B applying for certificate of land use right of the project land for Party B. The nature and term of the land use right of the Project Land shall be subject to the corresponding laws, rules and regulations.

2)
Within 30 days after this agreement has been entered into, Party B shall prepay 50% of Land Grant Fee based on the land measurement area provided by Party A, which shall be paid into the designated account after Party A issued the payment notice to Party B.  The remaining balance of the Land Grant Fee shall be paid after Party A issued the second payment notice to Party B within 30 days following the date of land delivery and then Party B shall pay remaining balance of Land Grant Fee calculated on the actual land delivered to Party B.

3)
Party A guarantees to finish the house demolition work on the Project Land and deliver the Project Land to Party B within 20 days after this agreement has been entered into. Party A guarantees that the land to be delivered to Party B shall be free of any liabilities or any pending disputes. Party A shall be responsible for demolition, arrangement and compensation work on the Project Land and bear all relative costs. Party B shall bear no liability or responsibility for such work and costs.

4.1  Party A shall be responsible for the financing and construction of the basic infrastructure surrounding the Project Land, such as the main water supply, main water drainage, main power supply, main roads, natural gas provision and communications network. The infrastructure of the ancillary facilities constructed by Party A shall satisfy the requirements of Party B to ensure Party B’s normal construction and production with respect to the project.

4.2  Party A agrees to dig a well on the Project Land for water to be used for living and construction purposes. Party A shall instruct relevant department in charge of water resources management for application of relevant approvals and provide hydrologic data.

4.3  Party A agrees to establish sewage treatment plants on the project land to recycle sewage. No fees shall be payable by Party B for discharge of sewage after treatment into main water drainage.

4.4  Party A shall be responsible for providing electricity supply to the Project Land meeting electricity demand of construction and operation demand.  Party A shall be responsible for providing double circuit power supply that is greater than 3000KAV.

4.5   Party A shall guarantee the supply of natural gas to the Project Land to meet natural gas demand of the construction and living.

4.6   Party A shall be responsible for roads outside of the Project Land to meet Party B’s construction and production demand.

VI． Project construction and related issues

1.  Party A shall deal with the application of approval on Project environment impact assessment of Kiwi Comprehensive Deep Processing Zone within 60 days after entering into this agreement. Party B shall commence construction of the project within 30 days after Party A delivered all the land.

2. During the project construction, P arty A shall actively cooperate with Party B on construction work, assist Party B to coordinate and solve the project construction difficulties and interference.

3.  Party B shall be responsible for project construction, Party A shall permit Party B to independently engage the construction team, purchase materials of the project construction and other matters related to this project.

VII.  Application for Land Use Right Certificate and Related Building Ownership Certificate for the Project

1)
Party A shall be responsible for completing the application of and delivering of land use right certificate of the Project Land to Party B of project land within 6 months after Party B has commenced construction of the project.

2)
The real estate management department of Party A shall issue Building Ownership Certificates with respect to the buildings constructed by Party B for the Project within 30 days upon submission of the relevant materials by Party B.

3)	Party B shall enjoy the most preferential policies for fees payable upon application of Building Ownership Certificate.

VIII. Labor Employment for the Project

Party A shall permit Party B to independently recruit employees; provided any recruitment shall be in compliance with the labor laws and regulations of the People’s Republic of China. As compared with candidates with similar qualifications, residents whose land is acquired for the Project shall be given preference.

VIIII. Projects Preferential Policies

1)	The Project shall qualify for preferential policies of Mei County, Baoji and Shaanxi for the purposes of attracting investment.

2)	During the construction process of the Project and after it has commenced production, Party A shall support to apply for all financial support to Party B from state and local government.

3)	Party A shall organize a special working group made up of relevant officials to coordinate and assist on the project.

4)	During the construction process of the project and after it has commenced production, Party A shall support the local financial institutions in their providing commercial loans to Party B.

5)	If new states policies are promulgated that are relevant to the Project, such new policies shall govern.

X.   Related-issues after the completion of the project

The ownership interests of all the buildings and the facilities related to this project belong to Party B. Party B shall pay taxes to Party A according to corresponding laws, rules and regulations of the state and local government. When the state or the local government issued preferential tax policies, Party A shall promptly notify and actively support Party B to enjoy preferential tax policies.

XI.  Liabilities for breaching the contract

1.  If Party A fails to deliver the land at the appointed time, for each day of delay Party A shall pay Party B 1‰ of the total land grant fee as a liquidated damages fee. If Party A fails to deliver the land more than 3 months of the appointed time, Party B has right to terminate this agreement. Then Party A shall refund the land grant fee paid by Party B and pay the interest according to the bank’s loan interest to Party B, within 7 days when received the termination notice from Party B.

2.  If Party A fails to finish environment impact assessment for Party B and such failure extends more than 3 months, Party B shall have the right to terminate this agreement. Party A shall pay to Party B the losses incurred according to this agreement.

3. If any party breaches this agreement (except the above two items under article XI) and caused losses to the other party, the breaching party shall compensate the other party for such losses.

XII.  Project Dispute Settlement

1. Where any dispute arising during the performance of the agreement, both parties shall solve through friendly negotiation.
2. In case dispute can not to be solved through negotiation, such dispute shall be submitted to the competent arbitration committee.

XIII.  Miscellaneous

1.  In term of the issues unmentioned in the agreement, the two parties could stipulate by signing a supplementary agreement which has equal legal effectiveness with the agreement.

2.  The agreement is in 4 copies. Each Party holds two copies which have equal legal effectiveness.

3.  The agreement comes into effect when the legal representatives of both parties affixed their signatures and seals on it.

Party A: Managing Committee of Mei County National Kiwi Fruit Wholesale Trading Center

Legal Representative: /s/ Dongke Liu

Party B: SkyPeople Juice Group Company Limited

Legal Representative: /s/ Hongke Xue

Date: April 3, 2013